U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                  COMMISSION FILE NUMBER 1-14091

                           NOTIFICATION OF LATE FILING

(Check One):

   [X] Form 10-K     [ ] Form 11-K     [ ] Form 20-F     [ ] Form 10-Q

       For Period Ended:     JULY 31, 1999

   [ ] Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q

   [ ] Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR

   [ ] Transition Report on Form 11-K

       For Transition Period Ended:_____________________________________________

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________
________________________________________________________________________________


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PART I -          REGISTRANT INFORMATION
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Full Name of Registrant:     SHERWOOD BRANDS, INC.

Former Name if Applicable:______________________________________________________

Address of Principal Executive Office (Street and Number):______________________

                         1803 RESEARCH BLVD., SUITE 201

City, State and Zip Code:     ROCKVILLE, MARYLAND  20850


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PART II -         RULE 12B-25(B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



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PART III -        NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F,
10-Q, N-SAR or portion thereof could not be filed within the prescribed time period.

The Registrant is unable to file its Annual Report on Form 10-KSB for the fiscal year ended July 31, 1999 because the Registrant is experiencing delays in the collection of certain non-financial statistical information to be included in the Form 10-KSB. The Form 10-KSB will be filed as soon as reasonably practicable and in no event later than the 15th calendar day following the prescribed due date.


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PART IV -         OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification:

                         ANAT SCHWARTZ         (301)            309-6161
         -----------------------------------------------------------------------
                             (Name)         (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s):

                             [X] Yes                    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                             [ ] Yes                    [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              SHERWOOD BRANDS, INC.
                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 1, 1999      By:        /S/ ANAT SCHWARTZ
                                 -----------------------------------------------
                                 Name:  Anat Schwartz
                                 Title: Executive Vice President and Secretary

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